EXHIBIT 99.1

United-Guardian Switches to the NASDAQ Stock Market

HAUPPAUGE, N.Y., March 2, 2009 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NYSE Alternext US:UG) announced today that that its board of directors has approved management's decision to switch the listing of its common stock from the NYSE Alternext US stock exchange ("Alternext") to the NASDAQ Stock Market LLC ("NASDAQ"). The last day of trading on Alternext will be Friday, March 13, 2009. The company's shares will commence trading on the NASDAQ Global Market on Monday, March 16, 2009 under its current symbol, "UG".

"This decision was reached after careful consideration of capital market alternatives and analysis of the electronic market model, which provides added visibility to our investors," said Ken Globus, President of United-Guardian. "We believe that NASDAQ's electronic multiple market maker structure will provide our company with enhanced exposure and liquidity, while at the same time providing investors with the best prices, the fastest execution, and the lowest cost per trade. We are proud to be a part of NASDAQ."

NASDAQ is the world's largest electronic stock market, and hosts approximately 3,200 U.S. companies, more than any other U.S. stock market. NASDAQ attracts leading growth companies from a diverse group of sectors, including technology, retail, communications, financial services, transportation, media and biotechnology.

United-Guardian is a manufacturer of personal and health care products, pharmaceuticals, cosmetic bases, and specialty industrial products.

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause Registrant's actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

CONTACT: United-Guardian, Inc.
           (631) 273-0900
           Fax: (631) 273-0858
           pgc@u-g.com
         Public Relations
         Robert S. Rubinger
           (631) 273-0900